                                                                   EXHIBIT 10.10

                               EMPLOYEE SEPARATION
                                       AND
                            NON-COMPETITION AGREEMENT

         This is an agreement between Bonnie A. Claussen, II ("Claussen") and CTA INCORPORATED ("CTA") concerning the terms of Claussen's separation from employment with CTA ("Agreement").

         WHEREAS, Claussen is a co-founder of CTA;

         WHEREAS, Claussen has rendered years of valuable service to CTA, and has made many significant contributions to CTA's growth and success throughout his employment;

         WHEREAS, Claussen and CTA desire to end Claussen's employment relationship with CTA;

         WHEREAS, Claussen and CTA desire to settle and resolve the terms of the separation of Claussen as an employee of CTA, to formally recognize Claussen's significant contribution to CTA's growth and success, and to fully and finally settle all differences between them;

         NOW, THEREFORE, Claussen and CTA intending to be legally bound and in consideration of the mutual promises set forth below, hereby agree as follows:

              1. Claussen and CTA agree to terminate their employee/employer relationship on January 1, 1997 or at such time as this Agreement becomes effective.

              2. CTA will pay Claussen the sum total of $71,196.00 ("Settlement Amount"). CTA shall withhold from the Settlement Amount all applicable Federal, State and Local income taxes. The Settlement Amount shall be payable to Claussen by check within thirty (30) days after the date that this Agreement becomes effective.

              3. Claussen shall retain all stock options awarded to him by CTA and described in the letter attached as Exhibit "A", and they will remain exercisable by Claussen until November 28, 2003 to the same extent as if Claussen had remained an employee of CTA.

              4. (a) For the longer of a period of five (5) years from the date of his termination, or the term of the Consulting Agreement, Claussen will not either directly or indirectly, or by acting in concert with others: (i) engage, whether as an employee, lender, agent, director, officer, independent contractor, joint venturer or otherwise, in any business, or business practices involving satellite development or information technology services which are competitive with CTA, anywhere in the world; (ii) solicit for employment or advise or recommend to any other person that they solicit for employment, any employee of CTA; (iii) solicit, influence or attempt to influence, existing customers of CTA or any person, partnership, association or corporation who was known to Claussen to be a customer prospect of CTA at the time of Claussen's termination of employment to do business with any person, partnership, association or corporation other than CTA; or (iv) knowingly divert or attempt to divert from CTA, any business that CTA has enjoyed or solicited during the five (5) year period preceding Claussen's termination from employment with CTA. Notwithstanding any provision in this Agreement, Claussen will be entitled to do anything permitted in the terms of the Consulting Agreement of this date between CTA and Claussen. Nothing contained in the foregoing will prevent Claussen from directly or beneficially, owning not more than one (1) percent of the shares of stock of a publicly traded company listed on a nationally recognized exchange which company could be deemed to engage in activities that are competitive with CTA.

                 (b) Claussen acknowledges the world wide nature of the business of the CTA; that he has received sufficient consideration for the restrictions contained in subparagraph (a); that such restrictions are reasonable in time and scope and are necessary for the protection of the business of CTA. Claussen also acknowledges that monetary damages would be an inadequate remedy for a breach by Claussen of the promises in subparagraph (a) and, if found by a court of competent jurisdiction to have breached this Agreement consents to the entry of an Order granting equitable relief to prevent further violation of those restrictions. Claussen agrees that the time during which he shall not compete with CTA as set forth in subparagraph (a) shall be extended by any amount of time during which he is in violation of the obligations set forth in subparagraph (a).

                  (c) In consideration of the restrictions set forth in subparagraph (a), CTA shall pay Claussen $175,000 per year for a period of five
(5) years. The aforementioned sum shall be payable to Claussen on a quarterly basis in advance. The first payment shall be due on January 1, 1997, and the last payment will be due on October 1, 2001. If this Agreement becomes effective any time after January 1, 1997, the payment dates shall be adjusted accordingly. At the direction of Claussen, CTA will not withhold Federal, State or Local income taxes from those payments. Claussen will assume full responsibility for all taxes which may be imposed by any taxing authority in connection with the payments. Claussen will indemnify and hold CTA harmless from any and all claims or liability in connection with any tax consequences of the payments, including taxes due, interest, penalties and attorneys' fees.

              5. Claussen will agree to abide by either Rule 144 or 145 of the Rules of the Securities and Exchange Commission if and when requested to do so by CTA in connection with an initial public offering of stock by CTA.

              6. Claussen agrees to terminate the Computer Technology Associates, Inc. Buy-Sell Agreement to become effective simultaneously with this Agreement. A copy of the agreement terminating the Computer Technology Associates, Inc. Buy-Sell Agreement is attached as Exhibit "B" to this Agreement.

              7. Claussen hereby unconditionally releases, remises and forever discharges CTA, its officers, directors, agents and employees, and all those chargeable with liability on behalf of CTA (collectively "Releases") from any and all claims, causes of action, suits, judgments and demands whatsoever whether known or unknown which he has, may have or which may arise in the future against any of them which relate, directly or indirectly, to the creation of CTA, his role as a co-founder of CTA, his service as a member of the Board of Directors of CTA, his employment by CTA or his termination from employment with CTA, or any other matter or cause without limitation, including, but not limited to, claims for fraud, misrepresentation, breach of fiduciary duty, conversion, detrimental reliance, promissory estoppel, wrongful discharge, breach of the covenant of good faith and fair dealing, breach of contract, infliction of emotional distress, defamation, and claims of discrimination based on sex, sexual orientation, race, national origin, handicap or disability, or age, or any other action arising under any other federal, state or local statute, regulation, ordinance, or common law.

              8. Claussen hereby unconditionally releases, remises and forever discharges CTA, its officer, directors, agents and employees, and all those chargeable with liability on behalf of CTA from any and all rights or claims, causes of action, demands, suits, or judgments, whether known or unknown, which he has or may have against any of them which relate directly or indirectly to his employment or termination from employment with CTA under the Age Discrimination in Employment Act as amended, 29 U.S.C. 621 et. seq. from the beginning of time to the date of this Agreement

              9. CTA hereby unconditionally releases, remises and forever discharges Claussen, his heirs, administrators, executors and assigns, from any and all claims, causes of action, suits, judgments and demands whatsoever which CTA now has or ever had against Claussen arising from Claussen's employment by CTA or the termination of Claussen's employment with CTA or for any other cause from the beginning of time to the date of this Agreement.

              10. Claussen understands that this Agreement includes a waiver by him of any rights or claims that he may have against CTA under the Age Discrimination in Employment Act ("ADEA"), and that this Agreement is intended to comply with the older Workers Benefit Protection Act, 29 U.S.C. 626(f). Accordingly, Claussen acknowledges and represents as follows:

                  (a) he is waiving any rights or claims under the ADEA knowingly and voluntarily in exchange for consideration of value to which he would not otherwise have been entitled;

         (b) he has been advised in writing by CTA to consult with an attorney in connection with this Agreement and his decision to waive any rights or claims under the ADEA;

         (c) he has been given a period of at least twenty-one (21) days within which to consider this Agreement and his decision to waive any rights or claims under the ADEA; and

         (d) he has been informed by CTA and understands that he may revoke his acceptance of this Agreement for a period of seven (7) days after signing it, and that this Agreement shall not become effective or enforceable until the revocation period has expired. Should Claussen choose to revoke his acceptance of this Agreement, he will notify CTA of such revocation in writing by certified mail postmarked before midnight of the 7th day following the date of signing this Agreement. Absent such revocation during the revocation period, this Agreement will become valid and enforceable.

       11. In the event that the provisions of paragraph 4 of this Agreement are deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be deemed to be reformed to the maximum time and/or geographic limitations, permitted by law.

       12. This Agreement shall be binding upon and enure to the benefit of CTA and Claussen and their respective successors, heirs, personal representatives, and permitted assigns. This Agreement may not be assigned by Claussen without the written consent of CTA.

       13. This Agreement contains the entire Agreement between Claussen and CTA concerning Claussen's termination from employment with CTA, and supersedes any and all prior agreements, understandings, or discussions, between Claussen and CTA with respect thereto.

       14. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

       15. Claussen represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement; that he has had a reasonable period of time to consult with an attorney of his choice with regard to this Agreement; and that he is entering into this Agreement knowingly, voluntarily and of his own free will.

       16. The parties shall use their reasonable good faith efforts to settle any disputes hereunder by good faith discussions without resort to a formal dispute resolution mechanism. If a formal mechanism is necessary, all disputes under this Agreement shall be settled before a single arbitrator through arbitration pursuant to the then in effect rules of the American Arbitration Associations applicable for expedited arbitrations. Arbitration may be commenced at any time by any party hereto after giving written notice to the other party of the dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. The arbitrator shall render his decision within one hundred twenty (120) days of appointment. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The costs and expenses of arbitration, including attorney's fees and expenses of the arbitrator shall be paid by the parties as determined by the arbitrator. The arbitrator shall not be permitted to award punitive or similar type of damages under any circumstances.

       17. The parties acknowledge that CTA is currently attempting to raise additional capital through a sale of equity or by way of a debt offering to continue and grow Company operations. The parties agree that this Agreement will remain contingent and shall not become effective until such time as the Company notifies Claussen in writing that it is in receipt of such additional capital.


12/11/96                                /s/ Bonnie A. Claussen, II
-------------------------               -------------------------------
Dated:                                  Bonnie A. Claussen, II



12/11/96                                /s/ Gregory H. Wagner
-------------------------               -------------------------------
Dated:                                  Gregory H. Wagner
                                        Executive Vice President &
                                        Chief Financial Officer

[CTA LETTERHEAD]


                                    EXHIBIT A


December 11, 1996


Mr. Bonnie A. Claussen, II
229 Ridge Plaza
The Ridge at Castle Pine
Castle Rock, CO 80101


RE:   Second Amendment to Stock Option Agreement


Dear  Mr. Claussen:

         This letter has reference to a certain Stock Option Agreement dated November 27, 1989 by and between CTA INCORPORATED, a Colorado corporation ("Company"), and you, as amended on May 30, 1991 (as amended, the "Stock Option Agreement"). You have agreed to terminate your employment with the Company effective January 1, 1997. Additionally, you have agreed to enter into a consulting agreement with the Company ("Consulting Agreement"). The term of the Consulting Agreement expires on November 28, 2003. In light of the above change in the relationship between you and the Company, we above agreed to amend and restate Section 4 of the Stock Option Agreement.

         Section 4 of the Stock Option Agreement is amended and restated and shall read as follows:

         "4. Termination of Option. The option, to the extent not previously exercised, shall terminate, and the Employee shall have no further rights with respect thereto, on November 28, 2003 (the expiration date of the options and the expiration date of the Consulting Agreement). In the event that Employee's employment with the Company terminates by reason of death, then the option or any portion thereof which is exercisable on the date of death may be exercised in accordance with the terms thereof by the Employee's estate prior to the earlier of: (i) the date which is ninety (90) days after the date on which a personal representative is appointed to administer the Employee's estate; or
         (ii) the first anniversary of the date of death."

Mr. Bonnie A. Claussen, II
December 11, 1996
Page 2


      If the foregoing represents your understanding of the agreements reached between us, please execute and date where indicated below and return to the undersigned.


Yours very truly,

CTA INCORPORATED

/s/ Gregory H. Wagner

Gregory H. Wagner
Executive Vice President
& Chief Financial Officer


AGREED TO AND ACCEPTED.
INTENDING TO BE LEGALLY BOUND,
THIS 11th DAY OF DECEMBER, 1996.



/s/ Bonnie A. Claussen, II
---------------------------------------------------------
Bonnie A. Claussen, II



96:414

                          [CTA INCORPORATED LETTERHEAD]

                             TERMINATION AGREEMENT

         This is an Agreement between Carmelo E. Velez ("Velez"), and Bonnie A. Claussen, II ("Claussen") terminating the Computer Technology Associates, Inc. Buy-Sell Agreement dated February 28, 1983.

         WHEREAS, Velez and Claussen entered into the Computer Technology Associates, Inc. Buy-Sell Agreement on February 28, 1983 ("The Buy-Sell Agreement");

         WHEREAS, a copy of the Buy-Sell Agreement is attached to this Agreement as Exhibit "1";

         WHEREAS, Article 12 of the Buy-Sell Agreement provides that it may be terminated upon the agreement of both stockholder parties to the Buy-Sell Agreement.

         WHEREAS, Velez and Claussen desire to exercise their rights under
Article 12, and terminate the Buy-Sell Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements and promises set forth below and for other valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Velez and Claussen hereby terminate the Buy-Sell Agreement.

         2. Claussen, his heirs, executors, administrators, successors, assigns and representatives hereby unconditionally releases, remises and forever discharges Velez, his heirs, executors, administrators, successors, assigns and representatives, and CTA INCORPORATED, and its officers, directors, servants, employees and agents, and all those persons chargeable with liability on behalf of Velez and CTA INCORPORATED (collectively "Releasees") of and from any and all manner of action, causes of action, claims, charges, demands, rights, liabilities, and causes of action whatsoever, whether known or unknown, which relate directly or indirectly to the Computer Technology Associates, Inc. Buy-Sell Agreement or the termination of the Computer Technology Associates, Inc. Buy-Sell Agreement or any other claim relating to Velez' employment with CTA, the creation of CTA, his role as co-founder of CTA, or service to CTA as a member of its Board of Directors.

         3. Velez, his heirs, executors, administrators, successors, assigns and representatives hereby unconditionally releases, remises and forever discharges Claussen, his heirs, executors, administrators, successors, assigns and representatives, and CTA INCORPORATED, and its officers, directors, servants, employees and agents, and all those persons chargeable with liability on behalf of Claussen and CTA INCORPORATED (collectively "Releasees") of and from any and all manner of action, causes of action, claims, charges, demands, rights, liabilities, and causes of action whatsoever, whether known or unknown, which relate directly or indirectly to the Computer Technology Associates, Inc. Buy-Sell Agreement or the termination of the Computer Technology Associates, Inc. Buy-Sell Agreement or any other claim relating to Claussen's employment with CTA, the creation of CTA, his role as co-founder of CTA, or service to CTA as a member of its Board of Directors.


         4. This Agreement shall be binding upon and/or to the benefit of Velez and Claussen, and their respective successors, heirs, personal representatives and permitted assigns.

         5. This Agreement contains the entire Agreement among Velez, Claussen and CTA concerning the termination of the Computer Technology Associates, Inc. Buy-Sell Agreement and supersedes any and all prior agreements, understandings or discussions between Velez and Claussen with respect thereto.

         6. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

         7. Each party to this Agreement represents that he or it has had a reasonable opportunity to consult with an attorney of his or its choice before signing this Agreement; that he has carefully read and fully understands all the provisions of this

Agreement, and that he is entering into this Agreement knowingly, voluntarily, and of his own free will.


         IN WITNESS WHEREOF, the parties hereto have signed this Agreement this
          day of          , 1996.

4/22/96                            /s/ Carmelo E. Velez
---------------------------        ---------------------------------
Date                               Carmelo E. Velez



12/11/96                           /s/ Bonnie A. Claussen, II
---------------------------        ---------------------------------
Date                                   Bonnie A. Claussen, II

                              CONSULTING AGREEMENT


         AGREEMENT dated as of              ,1996 between Bonnie A. Claussen, II
("Consultant") and CTA INCORPORATED, a Colorado corporation (the "Corporation").

         WHEREAS, the Corporation deems it advisable to retain Consultant to provide consulting services and Consultant is willing to provide such services to the Corporation;

         IT IS, THEREFORE, AGREED:

         1. Consulting Period. The "Consulting Period" shall mean the period beginning on January 1, 1997 and ending on the earlier of (i) November 28, 2003 or (ii) the date the Consulting Period is terminated pursuant to Section 4.

         2. Consulting Services and Relationship.

         (a) Services. During the Consulting Period, Consultant shall provide consulting services to the Corporation which may include the procurement of contracts for the Corporation with respect to commercial and international customers of CTA ("Contracts"). Consultant shall not attempt to procure any contracts on behalf of Corporation without the advance approval of Corporation. Consultant shall report directly to Ricardo De Bastos or his designee.

         (b) Relationshop. Consultant shall be a consultant, and not an employee of the Corporation, within the meaning of all federal, state and local laws and regulations governing employment insurance, workers, compensation, industrial accident, labor and taxes. Except for those which may be available through CTA Simulation Systems, LLC, Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan maintained by the Corporation.

         3. Compensation and Expenses.

         (a) During the Consulting Period the Corporation shall pay Consultant a fee (the "Finders Fee") equal to one (1) percent of the "Fee Bearing Revenue" (as hereinafter defined) from each "Eligible Contract" (as hereinafter defined) accepted by

CTA. An "Eligible Contract" shall mean a Contract that (1) is accepted by the Corporation, (2) was secured primarily as a result of Consultant's efforts, and
(3) will produce Fee Bearing Revenue for the Corporation of more than $5 million dollars over the term of such Contract. For purposes of this Agreement, "Fee Bearing Revenue" shall mean the gross revenue paid to the Corporation in respect of a Contract for products manufactured by it and/or services provided by it, but excluding any amounts which are paid to the Corporation as reimbursement for out-of-pocket costs including, without limitation, the cost of procuring products or services which are produced or provided by third parties or subcontractors which would be non fee bearing under such Contract. The amount of Fee Bearing Revenue attributable to any particular Contract shall be determined by the Corporation in accordance with generally accepted accounting principles consistently applied. The Corporation will make its books and records regarding the Eligible Contracts available for copying and inspection by Consultant. If the Corporation is found to have erred in the calculation of Fee Bearing Revenue, and underpaid the Consultant, the Corporation will pay Consultant's costs incurred in reaching that finding and any amount found to be due to Consultant with interest at 10% per annum from the time it was due until it is paid in full. Similarly, if Corporation is found to have overpaid Consultant, then Consultant shall pay corporation's costs incurred in detecting the overpayment, and interest of 10% per annum on the amount overpaid from date of overpayment until the date it is repaid to Corporation. Consultant agrees that Corporation shall determine in its sole discretion whether to accept a contract procured by Consultant.

         (b) CTA agrees that the Finders Fee will be applicable without limitation to:

              (i) all Thailand space and related ground programs associated through SAMANCO and Lt. General Montrei and Lt. General Chompaisal;

              (ii) DCSC III space segment replacement as associated through SAMANCO, and

              (iii) any other programs as agreed and directed by Corporation according to paragraph 3(a) (c). The Finders Fee shall be payable to Consultant in respect of the Fee Bearing Revenue attributable to the original term of each Eligible Contract and any options expressed therein, and shall not be payable in respect of Fee Bearing Revenue attributable to any modifications of an Eligible Contract, options or renewals not expressed in the Eligible Contract.

         (d) The Consulting Fee shall be paid on an annual basis in arrears within 60 days after the close of each fiscal year of the Corporation during the Consulting Period. The amount so payable for any fiscal year shall be based on Fee Bearing Revenue actually received by the Corporation during such fiscal year, and shall be payable to Consultant, with respect to such fiscal year, only if the Corporation has not terminated the Consulting Period for Cause prior to the end of such fiscal year.

         (e) The Corporation shall reimburse Consultant for reasonable travel expenses incurred by Consultant during the Consulting Period in the performance of his duties hereunder on a current basis in accordance with the policies of the Corporation provided that such expenses are pre-approved by the Corporation. Any amounts so reimbursed to Consultant shall be repaid to Corporation from any Finders Fee ultimately paid to Consultant.

         (f) In the event that the Consulting Period expires on November 28, 2003, then the Consultant (or his estate) shall continue to receive Finders Fees in respect of Fee Bearing Revenue paid to the Corporation on then existing Eligible Contracts, such amounts to be paid in arrears as set forth in Section 3(d) within 60 days after the end of each succeeding fiscal year for so long as such Eligible Contracts continue (determined without regard to Contract renewals not expressed in the eligible contract).



       4. Events of Termination.


         (a) Death or Disability. The Consulting Period shall terminate automatically upon the death or permanent disability of Consultant. For this purpose, "permanent disability" means a physical or mental disability which renders Consultant unable to perform his duties hereunder for a period of 180 days or more.

         (b) By Consultant. The Consulting Period may be terminated by Consultant upon at least 30 days' written notice to the Corporation.

         (c) By the Corporation. The Corporation may terminate the Consulting Period for Cause to be effective thirty (30) days after notice. For purposes of this Agreement, the Corporation shall have Cause to terminate the Consulting Period upon (i) filing for bankruptcy protection by the Consultant, (ii) an act of fraud or embezzlement by Consultant against the Corporation, (iii) Consultant's conviction of, or pleading no contest to a felony, (iv) Consultant's disclosure of Confidential Information in violation of paragraph 6 of this Agreement, or (v) Consultant's violation of the Non-Competition covenant set forth in Consultant's Employee Separation Agreement with CTA.

         (d) Expiration. Unless terminated sooner pursuant to Section 4(a), (b) or (c), the Consulting Period will expire on November 28, 2003.


       5. Obligations upon Termination. Except with respect to the Corporation's continuing obligations to make certain payments to the Consultant (or his estate) as set forth in Section 3, and the obligations of the Consultant set forth in Sections 6 and 7, neither the Consultant nor the Corporation shall have any further obligation to each other under this Agreement upon termination of the Consulting Period.

       6. Confidential Information. Consultant shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its subsidiaries or affiliated companies and their respective businesses which shall have been obtained by Consultant during the Consulting Period and which is not public knowledge or which becomes public knowledge solely by acts of Consultant in violation of this Agreement. After expiration of the Consulting Period, Consultant shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

       7. Successors.

         (a) This Agreement is personal to Consultant and his estate if applicable and shall not be assignable by Consultant without the prior written consent of the Corporation.

         (b) This Agreement shall enure to the benefit of and be binding upon the Corporation and its successors or assigns.

       8. Miscellaneous.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or via facsimile, with hard copy to follow, addressed as follows:

      If to Consultant                          If to the Corporation

      Bonnie A. Claussen, II                    CTA INCORPORATED
      229 Ridge Plaza                           6116 Executive Boulevard
      The Ridge at Castle Pines                 Rockville, MD 20852
      Castle Rock, Colorado 80104               Attn: General Counsel

or to such other address as either party shall have furnished to the other in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The failure of the Corporation or Consultant at any time to enforce performance by the other of any provisions of this Agreement shall in no way affect the Corporation's or Consultant's (as applicable) rights thereafter to enforce the same, nor shall the waiver by the Corporation or Consultant of any breach of any provision hereof be held to be a waiver by such party of any other breach of the same or any other provision.

         (e) This Agreement contains the entire understanding of the Corporation and Consultant with respect to the subject matter hereof, and supersedes and renders null and void any previous agreements between them with respect thereto.


       9. Disputes. The parties shall use their reasonable good faith efforts to settle any disputes hereunder by good faith discussions without resort to a formal dispute resolution mechanism. If a formal mechanism is necessary, all disputes under this Agreement shall be settled through arbitration before a single arbitrator pursuant to the then in effect rules of the American Arbitration Association applicable for expedited arbitrations. Arbitration may be commenced at any time by any party hereto after giving written notice to the other party of the dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator shall be selected by the joint agreement of the parties but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. The arbitrator shall render his decision within one twenty (120) days of appointment. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The costs and expenses of arbitration, including attorney's fees and expenses of the arbitrator shall be paid by the parties as determined by the arbitrator. The arbitrator shall not be permitted to award punitive or similar type of damages under any circumstances. Any disputes arising under this Agreement shall be submitted to binding and final arbitration in accordance with the then in effect Rules of the American Arbitration Association.

         10. Condition Precedent to Agreement. The parties acknowledge that CTA is currently attempting to raise additional capital through a sale of equity or by way of a debt offering to continue and grow Company operations. The parties agree that this Agreement will remain contingent and shall not become effective until such time as the Company notifies Claussen in writing that it is in receipt of such additional capital.


       IN WITNESS WHEREOF, Consultant and the Corporation have caused this Agreement to be duly executed as of the day and year first above written.

12/11/96                                     /s/ Bonnie A. Claussen, II
---------------------                        ---------------------------------
Dated                                        Bonnie A. Claussen, II

Jan. 15, 1997                                /s/ Ricardo de Bastos
--------------------                         ---------------------------------
Dated                                        Ricardo de Bastos
                                             President
                                             Space & Telecommunications Systems